EXHIBIT 2

       TRANSACTIONS IN HAVAS ORDINARY SHARES BY THE BOLLORE FILING PERSONS
                              FROM: APRIL 28, 2005
                                TO: JUNE 10, 2005


                                                                              NUMBER OF
NAME                       TRANSACTION        DATE       PRICE (IN (EURO))     SHARES

Vincent Bollore            None                -              -                   -

BMI                        Purchase        06/10/2005       4.6196            2,000,000

BI                         None                -              -                   -

Cedric de Bailliencourt    None                -              -                   -

Marc Bebon                 None                -              -                   -

Thierry Marraud            None                -              -                   -
